HEI Exhibit 21.1

Hawaiian Electric Industries, Inc.
SUBSIDIARIES OF THE REGISTRANT

The following is a list of all direct and indirect subsidiaries of the registrant as of February 28, 2020. The state/place of incorporation or organization is noted in parentheses and subsidiaries of intermediate parent companies are designated by indentations.
Hawaiian Electric Company, Inc. (Hawaii)
Maui Electric Company, Limited (Hawaii)
Hawaii Electric Light Company, Inc. (Hawaii)
Renewable Hawaii, Inc. (Hawaii)
Uluwehiokama Biofuels Corp. (Hawaii)
ASB Hawaii, Inc. (Hawaii)
American Savings Bank, F.S.B. (federally chartered)
The Old Oahu Tug Service, Inc. (Hawaii)
Pacific Current, LLC (Hawaii)
Hamakua Holdings, LLC (Hawaii)
Hamakua Energy, LLC (Hawaii)
Mauo Holdings, LLC (Hawaii)
Mauo, LLC (Hawaii)
Upena, LLC (Hawaii)
Alenuihaha, LLC (Hawaii)
Evercharge Hawaii, LLC (Delaware) (51% membership interest)